UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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CNL HOTELS & RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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The following is a letter which was mailed to CNL Hotels & Resorts, Inc. (the “Company”) stockholders and financial advisors whose clients include Company stockholders, on February 14, 2007 (the “Letter”).

February 14, 2007

Dear Shareholder:
We have been advised that you will be receiving materials shortly (if you have not already received them) from Madison Liquidity Investors, LLC offering to purchase up to 0.61% of the outstanding common stock of CNL Hotels & Resorts, Inc. at $17.00 per share.
When and if you receive these materials, please see the following pages for the Company’s position with respect to this offer.
Sincerely,

James M. Seneff, Jr.
Chairman of the Board of Directors

Thomas J. Hutchison III
Chief Executive Officer

Offer from Madison Liquidity Investors, LLC
Madison Liquidity Investors, LLC (“Madison”) is offering to purchase up to 0.61% of the outstanding common stock (the “Shares”) of CNL Hotels & Resorts, Inc. (the “Company”) from the Company’s stockholders at $17.00 per Share (the “Madison Offer”).
We believe that Madison’s proposed purchase price of $17.00 per Share is at a substantially lower value than the $20.50 per Share that you would be paid if the proposed Sale Transaction (described below) is consummated as expected during the second quarter of 2007.* The total per Share consideration to be received by our stockholders upon consummation of the transactions (the “Sale Transaction”) contemplated by the Agreement and Plan of Merger we entered into on January 18, 2007 (the “Merger Agreement”) is $20.50 in cash. For the reasons set forth below, we believe that by accepting the Madison Offer for your Shares, you may not realize the full value of your Shares.
In making your determination whether to accept the Madison Offer, we suggest that you consider the following information:
1.      Pending Sale of the Company.
We recently disclosed in filings with the Securities and Exchange Commission (the “SEC”) that we have entered into the Merger Agreement pursuant to which you will be entitled to receive $20.50 per Share in cash for each of your Shares upon consummation of the Sale Transaction (the “Sale Transaction Consideration”).
The Sale Transaction Consideration of $20.50 per Share represents a $3.50 premium (approximately 21%) over the Madison Offer of $17.00 per Share. If you accept the Madison Offer, you will not be entitled to receive the $20.50 per Share Sale Transaction Consideration.
The Madison Offer states that Madison believes that “the value of the Shares will ultimately be more than the price [it is] offering and anticipate[s] earning a profit on the purchase of shares.” If the Sale Transaction is consummated, expected during the second quarter of 2007, Madison will have made a significant profit at your expense.

If you do the following NOW:	You will likely be entitled to receive the following during the SECOND QUARTER (April — June 2007):

Agree to sell your Shares to Madison	$17.00 per Share

Decide NOT to sell your Shares to Madison and the Sale Transaction closes	$20.50 per Share*

*	The consummation of the Sale Transaction is subject to customary closing conditions including, among other things, the approval of the Sale Transaction by the affirmative vote of the holders of a majority of our Shares.

2.      Fairness of the Madison Offer.
According to the terms of the Madison Offer, Madison did not claim to retain an independent adviser to evaluate or render any opinion with respect to the fairness of its $17.00 per Share offer to you. In fact, Madison states in the Madison Offer that its proposed purchase price “does not necessarily represent the current fair market value of the Shares.”
In addition, the Madison Offer is below recent secondary market prices. As reported in the November/December 2006 issue of Direct Investments Spectrum, sales for the two months ended December 31, 2006 occurred at a weighted average price of $17.05 per Share.
3.      Timing of Madison Offer.
The Company does not record transfers until the first day of the following quarter in which properly executed transfer documents are received by the Company, and, according to the terms of the Madison Offer, Madison will not pay you for your Shares until after the Company has recorded the transfer. Thus, if you agree to sell your Shares to Madison, you will not receive payment from Madison until the second quarter of 2007 at the earliest. If the Sale Transaction is consummated as expected, you will be entitled to receive Sale Transaction Consideration of $20.50 per Share likely during the second quarter of 2007.
According to the Madison Offer, once you agree to sell your Shares to Madison and Madison accepts your offer, your agreement will be IRREVOCABLE and you will not be able to change your decision. In addition, you will be giving Madison the power to collect and keep all distributions from that time forward, including any Sale Transaction Consideration attributable to your Shares, even though you will not receive payment from Madison for your Shares until a later date. We do not expect to pay regular quarterly dividends, and are restricted from doing so without the consent of the other parties to the Merger Agreement, before the Sale Transaction closes.
4.      Fees and Commissions.
The Madison Offer references certain benefits that can be realized by selling to Madison, such as the ability to liquidate your holdings for cash without paying brokerage fees or commissions and the elimination of time and expense required to find an interested and trustworthy buyer. If you determine not to sell your Shares to Madison for $17.00 per Share and the Sale Transaction is consummated, you would realize those same benefits and be entitled to receive $20.50 per Share.
You should weigh all of the foregoing factors against the risks of continuing to own your Shares, including the following:
•	The Sale Transaction may not be consummated and, in that case, you will not be able to liquidate your investment through the Sale Transaction;

•	Although not currently anticipated, if the Sale Transaction is not consummated, we are required pursuant to our charter to list our Shares on a national securities exchange (such as the NYSE) or on a over-the-counter market on or before December 31, 2007 or we must commence an orderly liquidation at that time. If the Sale Transaction is not consummated, we cannot assure you that we will be able to list our Shares or that we will be able to avoid commencing an orderly liquidation. If the Sale Transaction is not consummated and you reject the Madison Offer, we cannot assure you that you will realize a value for your Shares greater than the Madison Offer;

•	If you need immediate liquidity, the sale of your Shares to Madison may be the fastest means of liquidating your investment because there is no active public trading market for the Shares and there are no assurances that the Sale Transaction will close; and

•	Continuing to hold the Shares also subjects you to the risk of a decrease in value of your investment.

We suggest you consult with your own personal tax, financial and legal advisers prior to accepting the Madison Offer. No action regarding the Madison Offer is necessary if you wish to retain your Shares.
If your personal financial situation requires immediate liquidity, we suggest that you consider other options, in addition to the Madison Offer, for selling your Shares that may be more equitable to you. You may wish to discuss these options with your financial adviser.
The Company has been advised that, because the Madison Offer is for less than 5% of the outstanding securities of the Company (commonly referred to as a “mini-tender offer”), the Madison Offer is NOT subject to all of the filing, disclosure and procedural requirements of the federal securities laws and regulations. The SEC has issued an investor alert concerning such offers which can be accessed at the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm. We recommend that you review this alert before taking any action with respect to the Madison Offer.

Forward-Looking Statements
Certain statements contained in this letter that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, which include, without limitation, statements regarding the consummation of the proposed Sale Transaction, the expected timing of such consummation, the expected total per Share consideration and the payment of future dividends, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, (1) the failure to satisfy conditions to completion of the Sale Transaction, including receipt of Company stockholder approval; (2) the failure of the other parties to the Merger Agreement (the “Buyer Parties”) to obtain the necessary financing arrangements set forth in commitment letters received in connection with the Sale Transaction; (3) the occurrence of any effect, event, development or change that could give rise to the termination of the Merger Agreement; (4) the failure of the Sale Transaction, or any of its components, to close for any other reason; (5) the risks that the Sale Transaction disrupts current plans and operations, including potential difficulties in employee retention; (6) the amount of the costs, fees, expenses and charges related to the Sale Transaction; (7) in the event of default by the Buyer Parties, the $300 million guaranty that their affiliates have provided to secure their obligations may not be collectible or adequate to cover our damages or the guarantors may default on their obligations under the guaranty; (8) changes in local and national real estate market conditions and general economic conditions, including extended U.S. military combat operations abroad and the potential for terrorist attacks and the occurrence or perceived likelihood of the occurrence of certain contagious diseases or the pace of recovery of areas affected by hurricanes or other natural disasters or pandemics such as “SARS” or “Bird Flu”, that could affect occupancy rates at our hotel and resort properties and the demand for hotel products and services; (9) the outcome of any legal proceedings that may be instituted against us and others following announcement of the Sale Transaction; (10) availability of credit enhancements and the ultimate cost of renovations and improvements; (11) the Company’s ability to continue to qualify as a real estate investment trust and to make payments which are necessary, including distributions, to maintain such status; (12) changes in interest rates and financial and capital markets; (13) changes in insurance costs, premiums, available insured limits and amount of related deductibles (including the Company’s ability to secure additional property insurance); (14) legislative or regulatory changes, including changes to laws governing the taxation of real estate investment trusts; and (15) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of the Company’s filings with the SEC.
Cautionary Statements
This communication is being made in respect of the proposed Sale Transaction involving the Company and the parties to the Merger Agreement. In connection with the proposed Sale Transaction, the Company has filed with the SEC on February 9, 2007 a preliminary proxy statement. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, as it may be amended from time to time, and all other documents filed by the Company with the SEC are available free of charge at the SEC’s website, www.sec.gov or from CNL Hotels & Resorts, Inc., Investor Relations at CNL Center II at City Commons, 420 South Orange Avenue, Orlando, Florida 32801, (407) 650-1000. The definitive proxy statement will be mailed to the Company’s stockholders.

The Company and its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of the Company in favor of the Sale Transaction. Information about the Company, its directors and its executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the Company, which was filed with the SEC on August 17, 2006 and the proxy statement filed in connection with the Sale Transaction, as it may be amended from time to time.